UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)August 14, 2018

RANGEFORD RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54306	77-116182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 3500, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 313-5005

556 SILICON DRIVE, SUITE 103, SOUTHLAKE, TEXSA 76092
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Great Northern Energy’s Joseph Brent Loftis Convicted and Sentenced in Federal Court

On August 10, Joseph Brent Loftis was sentenced to 97 months in prison on all counts of his indictment for wire fraud and money laundering in the United States District Court for the District of Montana. The jury convicted Mr. Loftis who victimized investors through false representation about his oil business. Loftis stipulated to a forfeiture order of $1,662,749.10. Chief Judge Christensen ordered Loftis to pay $7,831,666.55 in restitution to the victims of his crimes. Rangeford Resources filed a Victim Impact Statement “United States v. Joseph Brent Loftis CR-15-11-BU-DLC for restitution for its $700,000 cash investment and 7,400,000 shares of Rangeford Resources, Inc. Common stock was issued at a market price of $5.000/shares (contract date November 15, 2012) valued at $37,000,000.

https://www.justice.gov/usao-mt/pr/california-man-sentenced-prison-wire-fraud-and-money-laundering

Item 8.01       Other Events

Rangeford Resources retirement of 7,400,000 shares of common stock issued to Great Northern Energy, Inc.

On August 14, 2018, Rangeford Resources’ board of directors unanimously approved to retire 7,400,000 shares of common stock (stock certificate #1044 dated January 30 ,2013) issued to Great Northern Energy, Inc.  Great Northern Energy surrendered the stock certificate to the transfer agent on June 1, 2013 and wrote letters to the SEC an FINRA confirming the release of the stock certificate. However, management elected not to retire the stock certificate at the request of federal law enforcement officials pending the conviction and sentencing of Great North Energy’s Joseph Brent Loftis.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2018	Rangeford Resources, Inc.
By: /s/ Thomas E. Lindholm
Thomas E. Lindholm, Chief Executive Officer and Director